                                    EXHIBIT 10.31

                          CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE PORTIONS OF THIS AGREEMENT MARKED [*]. THE OMITTED PORTIONS OF THIS AGREEMENT HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.






                            INTELLECTUAL PROPERTY RIGHTS
                                 LICENSE AGREEMENT


                                      BETWEEN



                              SURGX CORPORATION OF USA
                                     (LICENSOR)


                                        AND



                       IRISO ELECTRONIC COMPANY, LTD. OF JAPAN
                                     (LICENSEE)



                            Dated  OCTOBER        , 1997

                   INTELLECTUAL PROPERTY RIGHTS LICENSE AGREEMENT

          On  October   1997, SurgX Corporation, a Delaware corporation
having its principal office at 1100 Auburn Street, Fremont, California 94538 (hereinafter "Licensor") and IRISO Electronics Company, a Japanese corporation having a principal office at 2-35-8 Kitamikata Takatsu-Ku, Kawasaki Kanagawa, Japan 213 (hereinafter "Licensee") agree to replace their original Agreement (Attachment 1) dated September 1, 1994 with this License
Agreement.   The capital equipment ( Attachment 2) purchased by Oryx  (by the
SurgX Division) under the September 1994 Agreement, that is presently in use at SurgX Corporation but which is owned by IRISO will continue to be owned by IRISO.

1.   DEFINED TERMS.

          1.1 "Improvements" shall mean those supplements, changes, revisions, updates, advancements, corrections, and modifications to the Technical Information or Licensed Intellectual Property Rights.
"Improvements" also includes manufacturing process improvements made during the term of this Agreement which are necessary or useful for the manufacture, use, or sale of Licensed Products.

          1.2 "Licensed Intellectual Property Rights" means SurgX's interest in any patents, patent applications, inventions (including the inventions and patent applications listed on Attachment 1.2), the "SurgX" trademark and trade name, Technical Information and copyrights owned, controlled, applied for or obtained by SurgX at any time before or during the term of this Agreement to the extent such rights are necessary or essential for the manufacture, use and sale of the Licensed Products. Wherever used in this Agreement, Licensed Intellectual Property Rights includes any such rights relating to Improvements of SurgX.

          1.3 "Licensed Products" means discrete components and connector products described on Attachment 1.3 which utilize the Licensed Intellectual Property Rights and incorporate the Liquid SurgX Polymer Material. Specifically excluded are other SurgX products, such as, without limitation, the family of products identified by SurgX as SurgTape, except for SurgTape for use in Connector Arrays, SurgX Epoxy Packages, or custom SurgX applications such as a layer in a printed circuit board and novel packaging, including hybrid designs and multichip modules.

          1.4 "Liquid Polymer Material" means the SurgX polymeric material provided in a solvated liquid form that can be used to provide electrical over-stress (EOS) or electrostatic discharge (ESD) protection for integrated
circuits (IC's).   Specifically, the Liquid Polymer Material is covered by
the patent applications listed on Attachment 1.2.

          1.5 SurgTape means a Tape which integrates the SurgX Material, and which provides ESD and EOS protection for Integrated Circuits.

          1.6 Training means providing technical staff selected by IRISO with approximately 2 weeks of technical instruction on the manufacturing process used to make connector and discrete components from Liquid SurgX. It is anticipated that training will consist of approximately 2 sessions of 1 week each for IRISO in California, and a 1 week session with SurgX staff in Japan. IRISO travel expenses will be paid for by IRISO, and SurgX travel expenses by SurgX.

          1.7 "Technical Assistance" means providing a the appropriate SurgX personnel to assist personnel of IRISO in becoming trained in the use of Technical Information needed for the manufacture of SurgX discrete or connector components.

          1.8 "Technical Information" means trade secrets, know-how, drawings, designs, specifications and industrial, commercial and scientific information controlled by SurgX and disclosed to IRISO under this Agreement. Whenever used in this Agreement, Technical Information includes any information relating to Improvements of SurgX.

          1.9 "Royalty Year" means a period of 12 months used to measure the royalties payable to SurgX. The "First Royalty Year" is the 12 month period which commences on the date of signing of the agreement.

          1.10 "Territory" means Japan. SurgX has granted MCGRAW-EDISON COMPANY 's subsidiary BUSSMANN a world wide exclusive license of SurgX Liquid for discretes and connectors, except for Japan, where the license is co-exclusive with IRISO.

          1.11 "Gross Profit" means under United States generally accepted accounting principles: (i) the aggregate sum of revenue recognized by IRISO from sales or other dispositions of Licensed Products to unaffiliated third parties net of freight out, returns and credits allowed and taken ("Net Sales"); (ii) minus IRISO's cost of sales at standard costs including direct and indirect labor and associated fringe benefits, scrap, perishable tooling, supplies and maintenance on machinery and equipment (only costs associated with the manufacture of Licensed Products will be included in standard costs); (iii) plus or minus, as applicable, operating variances from standard costs of sales; (iv) minus semi-variable costs equal to 5% of Net Sales for selling commissions and distribution costs; (v) minus amortization associated with incremental machinery and equipment used in the manufacture of the Licensed Products (using a 10 year useful life); and (vi) minus amortization associated with development costs incurred by SurgX and reimbursed by IRISO as described in Section 3.3 hereof using a 5-year amortization period.

2.   GRANT OF LICENSE (BUSINESS RIGHTS).

          2.1 SurgX grants to IRISO, a license, to use Intellectual Property Rights; and Technical Information for the manufacture, use and sale of Licensed Products in Japan. SurgX also grants IRISO the right to sell any such products to an original equipment manufacturer or to a value added reseller in Japan that may incorporate any such products into goods that are sold outside of Japan. SurgX further grants IRISO the right to sell any such product to a Japanese company with an overseas manufacturing facility, provided the sale of the SurgX takes place in Japan.

          2.2    The license is a co-exclusive license with Bussmann.

          2.3 The license granted to IRISO under the terms of this Agreement is for the manufacture, use and sale of Licensed Products for a period of 15 years commencing on the date of signing of this agreement. Thereafter the license granted to Licensee hereunder shall continue on a nonexclusive basis, provided the royalties of paragraph 5.1 continue to be paid.

          2.4 SurgX also grants IRISO the right to SurgX's SurgTape products for use in the manufacture of connector arrays.

3.   DEVELOPMENT AND COMMERCIALIZATION OF THE LICENSED
     PRODUCTS

          3.1 In consideration for granting the license to IRISO, and in lieu of a normal license fee, IRISO agrees to take an equity position in SurgX Corporation of $500,000 at a market valuation of $15 million or $1.50 per share prior to the investment. The stock shares purchased Class A Common Stock. This investment is for 3.23% of the total value of the company. The $500,000 is to be paid by wire transfer on the signing of this Agreement by both parties.

          3.2 Upon execution of the Agreement both Parties will use good faith reasonable efforts to develop the Licensed Products and bring them to commercialization as soon as feasible. To do this SurgX will provide IRISO with the following:

                 3.2.1 The Training, Technical Information and Technical Assistance required to allow IRISO to manufacture the Licensed Products in its facilities;

                 3.2.2 As soon as reasonably possible, a final report documenting all processing requirements and procedures necessary for IRISO to manufacture the Licensed Products; and

                 3.2.3 As soon as reasonably possible, the technology necessary to improve the Licensed Products performance for broader product application as follows:

                 (a) Trigger voltage < 100 V (Transmission Line Pulser at 500V).

                 (b)       Clamping voltage < 50 V (IEC 1004-2 ESD
                           Specification).

                 (c)       Vmax <  200 (IEC 1004-2 ESD Specification at 12 kV).

          3.3 To the extent that SurgX specifically undertakes any Licensed Product modifications or enhancements at IRISO's written request (other than the product modifications and enhancements described in Section 3.2.3 above which will be undertaken by SurgX at its sole expense), IRISO shall reimburse SurgX for its development costs as described below in conducting such modifications or enhancements, including any additional capital equipment that SurgX requires to perform such modifications and enhancements. The development costs incurred by SurgX to be reimbursed by IRISO shall consist of direct and indirect labor and associated fringe benefits of SurgX's employees and independent contractors as allocated to the project, scrap, perishable tooling, supplies, maintenance on machinery and equipment, capital equipment costs, material costs and travel costs.  The development costs
incurred by SurgX will be amortized over a period of 5 years.   The costs are
detailed in Attachment 3.3. The development costs and the capital equipment costs incurred by IRISO will be amortized over a period of 10 years and the annual amortization will be included in the cost structure of the Licensed Products for the purpose of determining annual royalties based on Gross
Profits (or if annual royalties are based on net sales, the royalties based on net sales will be reduced by an equivalent amount to account for the annual amortization).

          3.4 IRISO may utilize the SurgX trade name or trademark in connection with the sale and promotion of the Licensed Products. IRISO may also utilize its trade names or trademarks in conjunction with the SurgX trade name or trademark in connection with the sale and promotion of the Licensed Products. SurgX makes no representations or warranties regarding the use or validity of such trademark name or trademarks within the Territory, until registration of the mark in Japan is complete.

          3.5 All Electrical Over-stress and or ESD materials, formulations, processes for making formulations, electrodes, methods of attaching electrodes to the polymer material, methods of attaching electrodes to connectors and devices, and electrode designs inventions or other intellectual property conceived or reduced to practice jointly by the employees or independent contractors of the Parties, as a result of this collaboration and during the term of this Agreement, shall be owned by SurgX and shall be included in the license without charge to IRISO.

          3.6 All connector inventions developed solely by IRISO belong to IRISO.

          3.7 All connector inventions developed jointly during the term of this agreement will be shared in accordance with paragraphs 4.2 and 4.3.

          3.8 All discrete components inventions developed during the term of this agreement will be shared in accordance with paragraphs 4.2 and 4.3.

4.   DISCLOSURE OF TECHNICAL INFORMATION.

          4.1 SurgX shall disclose and furnish to IRISO all Technical Information necessary or essential for the incorporation and use of Liquid Polymer Material in the manufacture, use and sale of the Licensed Products. Technical information shall be delivered as per the schedule of Attachment 4.1.

          4.2 SurgX agrees to disclose to IRISO any Improvements made by SurgX relating to the Licensed Intellectual Property Rights developed, conceived or reduced to practice during the term of this Agreement and to grant IRISO the right to use the Improvements in the manufacture, use and sale of the Licensed Products at no additional cost under the same terms and conditions of this Agreement for the term of this Agreement.

          4.3 IRISO agrees to disclose to SurgX any Improvements made by IRISO relating to the Licensed Intellectual Property Rights developed, conceived or reduced to practice by IRISO during the term of this Agreement and to grant SurgX a worldwide, royalty-free license to any such Improvements for the term of this Agreement.

5.   ROYALTIES.

          5.1 Commencing with the First Royalty Year, IRISO will be responsible for setting pricing, and IRISO and SurgX agree to share the Gross Margin Profit on all product revenue for SurgX protected parts. Sharing is on an equal 50-50 basis for discrete components sales, and on 65-35 basis on sales of connectors using SurgX liquid or SurgTape. For connectors with SurgX Liquid or SurgTape IRISO will receive 65% of the Gross Profit and SurgX will receive 35% of the Gross Profit. Gross Margin is defined as all direct and indirect costs associated with the manufacture, distribution and sale to the customer. SurgX will provide the SurgX liquid to IRISO at cost.

          5.2 In order to maintain the exclusive nature of the license for the 15 year exclusivity period described in Section 2.3, IRISO shall insure that the annual royalties payable to SurgX are no less than the following amounts ("Minimum Annual Royalties"):

               Royalty Year        Minimum Annual Royalties

                   [*]                       [*]

If in any Royalty Year, the royalties based on Gross Profit (or net sales, if applicable) are less than the Minimum Annual Royalties, IRISO, at its option, has the right to pay up the difference to a total equaling the respective year's Minimum Annual Royalty. If IRISO elects not to pay up the difference to a total equaling the respective year's Minimum Annual Royalty, then the license granted hereunder shall become non-exclusive license for the remaining term of this Agreement, provided the royalties of 5.1 continue to be paid.

In order to avoid double taxation, when IRISO submits royalty payments IRISO will include documentation regarding any Japanese taxed paid on such royalties. If any additional documentation is required by SUrgX for taxes IRISO will cooperate to provide SurgX with documentation.

6.   PAYMENTS.

          6.1 Royalties (including Minimum Annual Royalties) are due and payable for each quarter of each Royalty Year within 45 days after each
quarter of each such Royalty Year.   All payment shall be in US dollars.
Royalties are based on the sales orders for which IRISO has received payment.

7.   MANUFACTURE AND SUPPLY OF LIQUID POLYMER MATERIAL.

          7.1 At least 60 days prior to each delivery date, IRISO shall deliver a forecast to SurgX of quantity requirements for the Liquid Polymer Material.


          7.2 Cost to manufacture SurgX are expected to declines with volume, and, are expected to either increase or decrease with formulation improvements. Attachment 7.2 provides preliminary estimates, and assumes SurgX staffing and overhead costs will be shared by other SurgX products, since initial Liquid SurgX volumes required by IRISO are not anticipated to need the use of a continuously operating Liquid SurgX production line.

          7.3 In order to assure IRISO can continue to manufacture, in the event that SurgX is unable to meet the supply requirements of IRISO, SurgX will be required to select an alternative contract manufacturer, and to provide the selected manufacturer with the information necessary to allow the manufacture of the Liquid SurgX material. Upon execution of this Agreement, as a precautionary measure to insure all information relating to the manufacture of the Liquid Polymer Material is available for contract manufacturing, SurgX shall deliver all of the documents relating to the manufacture of the Liquid Polymer Material to an escrow at Burns, Doane, Swecker & Mathis.

8.   TERMINATION.

          8.1 In addition to all other remedies SurgX may have under the law and elsewhere in this Agreement, SurgX may terminate this Agreement if IRISO shall breach any of IRISO's obligations to SurgX hereunder, including but not limited to the timely payment of any sum due to SurgX under the terms of this Agreement, provided that SurgX shall first notify IRISO in writing of any such breach and IRISO shall have thirty (30) days from the date of such notice to cure such breach. Other examples of breach include but are not limited to; selling outside the territory, disclosure of proprietary SurgX information, and providing SurgX Liquid to other companies for manufacture of components.

9. NOTICE. Any notice pursuant to this Agreement shall be in writing and shall be delivered to:

          If to Licensor:     SurgX Corporation
                                   Attention: Karen Shrier - Vice President
                                   Operations
                                   1100 Auburn Street
                                   Fremont, CA 94538
                                   Facsimile:  (510) 492-2089

          If to Licensee:     IRISO Electronic Company
                                   Attention: Sadao Sato - President
                                   2-35-8 Kitamikata Takatsu-Ku
                                   Kawasaki Kanagawa, Japan 213
                                   Facsimile: 44-811-6350

          If to Licensee:     IRISO Electronic Company
                                   Attention: Yujiro Sugaya - General Manager
                                   2-35-8 Kitamikata Takatsu-Ku
                                   Kawasaki Kanagawa, Japan 213
                                   Facsimile: 44-811-6350


10.  DISPUTE RESOLUTION

          10.1 In the event of any dispute the parties agree to have their top executive management meet and discuss resolution of any dispute. No legal action will be taken by either party until after such meetings. Any dispute or claim arising out of, or in connection with this Agreement that is not settled to the mutual satisfaction of the Parties within thirty (30) days (or such longer period as may be mutually agreed upon) from the date that either party informs the other in writing that such dispute or disagreement exists, shall be submitted for Arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce. The location of dispute resolution by mediation, arbitration or legal action will be the country of the party originally requesting resolution of the dispute.

11. MISCELLANEOUS.

          11.1 Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, negotiations or discussions between them regarding the subject matter.

SURGX CORPORATION                  IRISO ELECTRONIC COMPANY



Name:                              Name:
     --------------------------         -----------------------


Title:                            Title:
     --------------------------         -----------------------

SCHEDULE OF ATTACHMENTS

ATTACHMENT  2:   Capital Equipment

ATTACHMENT 1.2   Invention: Licensed Polymer Material

ATTACHMENT 1.3   Licensed Products

ATTACHMENT 3.3   Cost Calculation for Liquid Polymer Material

ATTACHMENT 4.1   Delivery Schedule for Technical Information

ATTACHMENT 7.2   Preliminary Liquid SurgX Cost Estimates